Exhibit 99.1

NEWS RELEASE

NCI Building Systems Announces Unit Purchase Agreement

with Environmental Materials, LLC

CARY, NC, January 17, 2019 – NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”) announced today that it has entered into a Unit Purchase Agreement with Environmental Materials, LLC (“Environmental Stoneworks”) and certain of its affiliates to purchase 100% of the outstanding limited liability company interests of Environmental Stoneworks.

Under the terms of the Unit Purchase Agreement, NCI will pay $186 million for the interests and plans to finance the transaction through a combination of cash on hand and borrowings under its existing revolving credit facilities. The purchase price is subject to certain customary post-closing adjustments including debt and working capital. During fiscal 2017, Environmental Stoneworks generated $160 million in revenues. Based upon 2018E Adjusted EBITDA and giving effect to anticipated cost synergies, the transaction is expected to result in a purchase price multiple of 5.5x, with a minimal impact on NCI’s leverage ratio. The transaction closing is subject to a number of customary conditions, including, among others, the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is expected to close during the first quarter of 2019.

“The acquisition of Environmental Stoneworks significantly increases NCI’s geographical footprint in manufactured stone products, one of the fastest growing categories of exterior cladding materials. It positions us to better serve our residential customers, while creating considerable cross selling opportunities with our commercial customers,” said James S. Metcalf, Chairman of the Board and Chief Executive Officer. “The transaction directly supports NCI’s industrial logic and value proposition adding to our already strong residential, repair & remodel and commercial platform.”

“Along with adding a profitable, growing business, we look forward to welcoming Chuck Stein to NCI as President of our combined stone businesses at the close of the transaction,” added Mr. Metcalf. “Chuck has served as President and CEO of Environmental Stoneworks for over ten years and brings a wealth of knowledge and experience in product innovation, business expansion and transformative solutions that will be invaluable to our customers.”

Environmental Stoneworks is the only national manufacturer and installer of stone veneer for the residential and commercial markets. The company offers a broad range of products suitable for local preferences along with installation services to ensure a complete turnkey solution. Environmental Stoneworks has five manufacturing facilities, twenty-one installation centers and approximately 660 employees in the United States.

Advisors

Debevoise & Plimpton is serving as legal counsel to NCI Building Systems.  BB&T Capital Markets is serving as the exclusive financial advisor and Davis Graham & Stubbs is serving as legal counsel to Environmental Stoneworks.

About NCI Building Systems

The combination of NCI and Ply Gem, headquartered in Cary, NC, established a leading exterior building products manufacturer with a broad range of products to residential and commercial customers for both new construction and repair & remodel. With a portfolio of key products which includes windows, doors, siding, metal wall and roof systems, engineered commercial buildings, insulated metal panels, stone and other adjacent products, the Company has more than 20,000 employees across 80 manufacturing, distribution and office locations throughout North America. For more information, visit www.ncibuildingsystems.com or www.plygem.com.

Contact:

K. Darcey Matthews

Vice President, Investor Relations

281-897-7785

Forward-Looking Statements

Certain statements and information in this filing may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “plan,” “intend,” “foresee,” “guidance,” “potential,” “expect,” “should,” “will” “continue,” “could,” “estimate,” “forecast,” “goal,” “may,” “objective,” “predict,” “projection,” or similar expressions are intended to identify forward-looking statements in this filing.

Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed acquisition, the timing of consummation of the proposed acquisition, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, the ability of NCI to integrate the acquired operations, the ability to implement the anticipated business plans of the combined company following closing and achieve anticipated benefits and cost savings, risks related to disruption of management’s attention from ongoing business operations due to the pending acquisition and the effect of the announcement of the proposed acquisition on either party’s relationships with its respective customers, vendors, lenders and businesses generally. Additionally, factors listed under “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended October 28, 2018, and the other risks and uncertainties described in documents we file from time to time with the SEC, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements contained in this filing. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements, whether as a result of new information, future events, or otherwise.